EXHIBIT 10.5

THREE SISTERS RANCH

E N T E R P R I S E S LLC

BASIC LEASE INFORMATION

Lease Date:	August 11, 2000

Tenant	Advanced Analgesics, Inc., a California corporation

Tenant’s Address:	174 Warren Road San Mateo, California 94401

Landlord:	Three Sisters Ranch Enterprises LLC

Landlord’s Address:	P. O. Box 1444 San Carlos, CA 94070

Project:	San Carlos Business Park

Description	That six (6) building project totaling approximately 123,280± square feet, commonly known as San Carlos Business Park, San Carlos, CA. The project is outlined in green on Exhibit A.

Building Description:	That approximately 17,612± square foot, one story tilt-up concrete building known as 969 Industrial Road in San Carlos, California. The building is outlined in blue on Exhibit A.

Premises:	That approximately 4,812± square feet of rentable area known as 969 Industrial Road, Suite C, San Carlos, California. The demised premises are outlined in red on Exhibit A and the Site Plan is attached hereto as Exhibit B.

Permitted Use:	Research and Development, office, warehouse, manufacturing and concurrent related legal issues which Premises shall also be used in conformance with the restrictions and limitations imposed by the City of San Carlos by virtue of the Premises’ location within the Planned Manufacturing Zoning District (PM) of San Carlos or any subsequent commercial zoning designation by the City of San Carlos and which Premises shall also be used in conformance with the restrictions, limitations and practice imposed by any governmental, “quasi”-governmental or other authority whose regulation, practice or licensing Tenant is subject thereto.

Parking Density:	Three (3) parking spaces per 1,000 sq. ft., total of fourteen (14) spaces.

Condition of Premises/Tenant Improvements	See Paragraph 37.

Estimated Term Commencement Date:	August 15, 2000. See Paragraph 2.

Early Occupancy:	Tenant shall be entitled to occupy the Premises on or after August 1, 2000, only upon execution of this Lease, approval by Landlord of Letter of Credit, and the payment to Landlord in the total amount of $80,931.22, which amount represents as follows:

	Rent - August 15-31, 2000: Rent - September 2000: Last Month’s Rent: Security Deposit:	$11,332.25 (includes CAM) $22,664.52 (includes CAM) $23,434.44 (CAM not included) $23,500.00 (CAM not included) $80,931.22

Length of Term:	The term of the lease shall be three (3) years with the expiration date being August 31, 2003. See Paragraph 3.

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Base Rent	Months 1 - 12: $4.50/sq.ft/mo. NNN = $21,654.00/mo. Months 13 - 24: $4.68/sq.ft/mo. NNN = $22,520.16/mo. Months 25 - 36: $4.87/sq.ft/mo. NNN = $23,434.44/mo.

Estimated First Year Basic Operating Cost:	$0.21/sq.ft/mo. = $1,010.52/mo. = $12,126.24/yr.

Tenant’s Proportionate Share:	Of Building: 27.3% / Of Project: 3.9%

Security Deposit:	Twenty Three Thousand Five Hundred plus CAM ($23,500 plus CAM) [equal to last month’s rent].

Additional Security Deposit:	As a condition precedent to Tenant’s ability to occupy the Premises or enforce this Lease, Tenant shall supply to Landlord a standby Letter of Credit in the amount of One Hundred Twenty Nine Thousand Nine Hundred and Twenty Four and 00/100 Dollars ($129,924.00) for security deposit equal to six month’s rent. The Letter of Credit shall be renewed at least thirty (30) days prior to the anniversary of such Lease in the amount of the subsequent six-month’s rent.

The Letter of Credit applicable to year 2 and 3 of the Lease Term shall be in the total amount of $135,120.96 and $140,606.64, respectively.

Should such Letter of Credit be cancelled, terminated or not otherwise renewed and timely delivered to Landlord, such event shall constitute a default under this Lease.

It is hereby agreed, that any and all Security Deposits and Letters of Credit are not to be applied to Rent, rather, other obligations of Tenant under the Lease where Tenant is in Default and Landlord incurs damages from same.

Applicable Interest Rate:	Maximum legal rate. See Par. 26C, D.

Brokers:	Craig McGahey of Staubach Company for Tenant Robert L. McSweeney of CB Richard Ellis for Landlord

The foregoing Basic Lease Information is incorporated into and made a part of this Lease. Each reference in this Lease to any of the Basic Lease Information shall mean the respective information above and shall be construed to incorporate all of the terms provided under the particular Lease paragraph pertaining to such information. In the event of any conflict between the Basic Lease Information and the Lease, the latter shall control.

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BROKERAGE COMMISSION	20
MISCELLANEOUS	20
CONDITION OF PREMISES/TENANT IMPROVEMENTS	22
EARLY OCCUPANCY	22
NO LIABILITY	22
RENEWAL OPTION CONDITIONS	22

EXHIBITS A, B, C AND D

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LEASE

THIS LEASE is made as of this day of August, 2000, by and between Three Sisters Ranch Enterprises LLC, a California limited liability company (hereinafter called “Landlord”) and Advanced Analgesics, Inc, a California corporation (hereinafter called “Tenant”).

PREMISES	1. Landlord leases to Tenant and Tenant leases from Landlord, upon the terms and conditions hereinafter set forth, those premises (the “Premises”) outlined in red on Exhibit A and described in the Basic Lease Information. The Premises may be all or part of the building (the “Building”) or of the project (the “Project”) which may consist of more than one building. The Building and Project are outlined in blue and green respectively on Exhibit A.

POSSESSION AND LEASE COMMENCEMENT	2. A. Existing Improvements. In the event this Lease pertains to a Premises in which the interior improvements have already been constructed (“Existing Improvements”), the provisions of this Paragraph 2.A. shall apply and the term commencement date (“Term Commencement Date”) shall be the earlier of the date on which: (1) Tenant takes possession of some or all of the Premises; or (2) Landlord delivers written notice to Tenant that Tenant may occupy the Premises. If for any reason Landlord cannot deliver possession of the Premises to Tenant on the Estimated Term Commencement Date, Landlord shall not be subject to any liability therefor, nor shall Landlord be in default hereunder, and Tenant agrees to accept possession of the Premises at such time as Landlord is able to deliver the same, which date shall then be deemed the Term Commencement Date. Tenant shall not be liable for any Rent for any period prior to the Term Commencement Date. Tenant acknowledges that Tenant has inspected and accepts the Premises in their present condition, broom clean, “as is”, as suitable for the purpose for which the Premises are leased. Tenant agrees that said Premises and other improvements are in good and satisfactory condition as of when possession was taken. Tenant further acknowledges that no representations as to the condition or repair of the Premises nor promises to alter, remodel or improve the Premises have been made by Landlord unless such are expressly set forth in this Lease. Tenant shall, upon demand, execute and deliver to Landlord a letter of acceptance of delivery of the Premises.

B. Construction of Improvements. In the event this Lease pertains to a Building to be constructed or improvements to be construed within a Building, the provisions of this Paragraph 2.B. shall apply in lieu of the provisions of Paragraph 2.A. above and the term commencement date (“Term Commencement Date”) shall be the earlier of the date on which: (1) Tenant takes possession of some or all of the Premises, or (2) the improvements constructed or to be constructed in the Premises shall have been substantially completed in accordance with this Lease. If for any reason Landlord cannot deliver possession of the Premises to Tenant on the Estimated Term Commencement Date, Landlord shall not be subject to any liability therefore, nor shall Landlord be in default hereunder. In the event of any dispute as to substantial completion of work performed or required to be performed by Landlord, the certificate of Landlord’s architect, general contractor, or contractor shall be conclusive. Substantial completion shall have occurred notwithstanding Tenant’s submission of a punch list to landlord, which Tenant shall submit, if at all, within thirty (30) days after the Term Commencement Date. Tenant shall, upon demand, execute and deliver to Landlord a letter of acceptance of delivery of the Premises.

TERM	3. The Term of this Lease shall commence on the Term Commencement Date and continue in full force and effect for the number of months designated as the Length of Term in the Basic Lease Information or until this Lease is sooner terminated as otherwise provided herein. If the Term Commencement Date is a date other than the first day of the calendar month, the Term shall be the number of months of the Length of Term in addition to the remainder of the calendar month following the Term Commencement Date.

USE	4. A. General. Tenant shall use the Premises for the Permitted Use and for no other use or purpose. Tenant shall control Tenant’s employees, agents, customers, visitors, invitees, licensees, contractors, assignees and subtenants (collectively, “Tenant’s Parties”) in such a manner that Tenant and Tenant’s Parties cumulatively do not exceed the Parking Density specified in the Basic Lease Information at any time. Tenant and Tenant’s parties shall have the nonexclusive right to use, in common with other parties occupying the Building or Project, the parking areas and driveways of the Project, subject to such reasonable rules and regulations as Landlord may from time to time prescribe.

B. Limitations.

(1) Tenant shall not permit any odors, smoke, dust, gas, substances, noise or vibrations to emanate from the Premises, nor take any action which could reasonably and potentially constitute a nuisance or could disturb, obstruct or endanger any other tenants of the Building or Project in which the Premises are situated, or interfere with their use of their respective premises. Storage outside the Premises of materials, vehicles or any other items is prohibited. Tenant shall not use or allow the Premises to be used for any improper, immoral or unlawful purpose, nor shall Tenant cause or maintain or permit any nuisance in, on or about the Premises. Tenant shall not commit or suffer the commission of any waste in, on or about the Premises. Tenant shall not allow any sale by auction upon the Premises, or place any loads upon the floors, walls or ceilings which endanger the structure, or place any harmful liquids or chemicals in the drainage system of the Building or Project. No waste, materials or refuse shall be dumped upon or permitted to remain outside the Premises except in trash containers placed inside exterior enclosures designated for that purpose by Landlord and except in strict compliance with any laws or regulations attendant to disposal of such waste, materials or refuse. Landlord shall not be responsible to Tenant for the non-compliance by any other tenant or occupant of the Building or Project with any of the above-referenced rules or any other terms or provisions of such tenant’s or occupant’s lease or other contract. Tenant shall in all respects comply with and abide by the Sign Criteria for San Carlos Park attached hereto as Exhibit “C” and incorporated herein by reference.

(2) Provided Tenant delivers to Landlord prior to Lease Commencement or occupation of animal facility and thereafter, whenever renewed and/or re-issued by the applicable governmental, “quasi”-governmental, or other authoritative agency or body [health, R&D, animal testing or otherwise], whose regulation, practice or licensing Tenant is subject, any and all permits, certificates or other approvals which evidence Tenant’s ability to operate its animal testing facility and which evidence compliance with all applicable regulations and/or laws, Tenant shall be permitted to construct and operate small animal testing facility within the Premises. Notwithstanding the above, the following uses of the Premises shall be a Default by Tenant and shall be prohibited within the Premises (collectively, “Prohibited Uses”): i) the housing of laboratory animals other than common rodents, ii) the housing of animals in a space larger than one thousand (1,000) square feet, iii) the utilization of any form of experimental procedure which uses harmful radioactive materials, viruses or bacteria, iv) the material violation of generally accepted industry standards for animal testing facility compliance or certification; and v) any use of the Premises that is not a Permitted Use. Tenant hereby agrees to defend, indemnify and hold Landlord harmless from and against any loss, damages, liability, fees or costs incurred, of whatever kind or nature (including reasonable attorney’s fees and costs), as a direct or indirect consequence of Tenant’s breach or violation of any obligation under this Section.

C. Compliance with Regulations. By entering the Premises, Tenant accepts the Premises in the condition existing as of the date of such entry, subject to all existing or future applicable municipal, state and federal and other governmental statutes, regulations, laws and ordinances, including zoning ordinances and regulations governing and relating to the use, occupancy and possession of the Premises and the use, storage, generation and disposal of Hazardous Materials (hereinafter defined) in, on and under the Premises (collectively “Regulations”). Tenant, at its sole expense, shall use and occupy the Premises in compliance with all laws, including, without limitation, the Americans With Disabilities Act, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants and restrictions now applicable and/or applicable to the Premises after the Commencement Date (collectively, “Legal Requirements”). The Premises shall not be used as a place of public accommodation under the Americans With Disabilities Act or similar state statutes or local ordinances or any regulations promulgated thereunder, all as may be amended from time to time. Tenant shall, at its expense, make any alterations or modifications, within or without the Premises, that are required by Legal Requirements related to Tenant’s use or occupation of the Premises. Except for pre-existing violations Tenant shall, at Tenant’s sole expense, strictly comply with all Regulations now in force or which may hereafter be in force relating to the Premises and Tenant’s use of the Premises and/or the use, storage or generation of Hazardous Materials in, on and under the Premises by Tenant or Tenant’s Parties. Tenant shall at its sole cost and expense obtain any and all licenses or permits necessary for Tenant’s particular use of the Premises. Tenant shall comply with the requirements of any board of fire underwriters or other similar body now or hereafter constituted. Tenant shall be solely responsible for compliance with any requirements for modification to the Premises to provide for fire prevention or suppression improvements or modifications, including sprinkler requirements, as public officials or law may require. Tenant shall not do or permit anything to be done in, on, or about the Premises or bring or keep anything which will in any way increase the rate of any insurance upon the Premises, Building or Project, or upon any contents therein (unless Tenant agrees to pay for the cost of such increase and the cost of removing the cause of such increase upon termination of the tenancy), or cause a cancellation of said insurance. Tenant shall indemnify, defend, protect and hold Landlord harmless from and against any loss, cost, expense, damage, attorneys’ fees, experts’ fees or liability arising out of the failure to Tenant to comply with any applicable law or regulation or comply with the requirements as set forth herein. The taking of possession of the Premises shall be conclusive evidence that Tenant accepts the Premises and that the Premises were in good condition at the time possession was taken.

D. Hazardous Wastes Materials. Tenant shall not cause, or allow any of Tenant’s Parties to cause, any Hazardous Materials to be used, generated, stored or disposed of on or about the Premises, the Building or the Project except for normal quantities of standard office supplies (e.g., copier toner). As used in this Lease, “Hazardous Materials” shall include, but not be limited to, “hazardous materials,” “hazardous wastes,” “toxic substances,” “dangerous and/or harmful chemicals” or other similar designations in any federal, state or local law, regulation, or ordinance. Landlord shall have the right but not the obligation at all reasonable times, upon not less than forty-eight (48) hours notice to Tenant (except in the case of emergency) and subject to all reasonable security measures of Tenant, to inspect the Premises and to conduct tests and investigations to determine whether Tenant is in compliance with the foregoing provisions, the costs of all such inspections, tests and investigations to be borne by Landlord unless Landlord can establish that any such inspection, test or investigation, or the cost of same, was reasonable under the circumstances. Notwithstanding the above, should Landlord uncover a violation by Tenant of any environmental law reasonably likely to result in contamination of any part of the Premises, Building or Project, any use by Tenant of any Hazardous Materials not otherwise permitted elsewhere in this Lease, or a Default by Tenant under Section 4 of this Lease, the costs of all such inspections, tests and investigations shall be borne by Tenant. Tenant shall indemnify, defend, protect and hold Landlord harmless from and against all liabilities, losses, costs and expenses, (including without limitation attorneys’ and experts’ fees and expenses) demands, causes of action, claims or judgments directly or indirectly arising out of the use, generation, storage or disposal of Hazardous Materials, of whatever kind or nature in, on or under the Premises, Building or Project by Tenant or any of Tenant’s Parties, which indemnity shall include, without limitation, the cost of any required or necessary repair, cleanup or detoxification, and the preparation of any closure or other required plans, whether such action is required or necessary prior to or following the termination of this Lease. Neither the written consent by Landlord to the use, generation, storage or disposal of Hazardous Materials nor the strict compliance by Tenant with all laws pertaining to Hazardous Materials shall excuse Tenant from Tenant’s obligation of indemnification pursuant to this Lease. Tenant’s obligation pursuant to the foregoing indemnity shall survive the termination of this Lease. Tenant shall not be liable for and shall not be obligated to provide indemnification to Landlord for any losses, claims, liabilities or damages (including attorneys’ fees and consultants’ fees) arising out of or in connection with the presence of any Hazardous Materials in, on or under the Premises, Building or Project except to the extent that the same is connected to or emanates from any use, generation, storage or disposal of such Hazardous Materials by Tenant or Tenant’s Parties.

Further, and prior to the Term Commencement Date, Tenant shall deliver to Landlord a comprehensive list of each specific, and any and all individual chemicals, compounds or Hazardous Materials, presently used, or which might be used at some future date (attached hereto as Exhibit “D”), in the course of its business. Notwithstanding the foregoing, and provided Tenant complies with all other provisions, terms and conditions of this Lease, including but not limited to Permitted Uses of the Premises and Section 4 of this Lease, Tenant shall be allowed to use those chemicals and/or substances identified in Exhibit “D”.

RULES AND REGULATIONS	5. Tenant shall faithfully observe and comply with any rules and regulations Landlord may from time to time prescribe in writing for the purpose of maintaining the proper care, cleanliness, safety, traffic flow and general order of the Premises or Project. Tenant shall cause Tenant’s Parties to comply with such rules and regulations. Landlord shall not be responsible to Tenant for the non-compliance by any other tenant or occupant of the Building or Project with any of the rules and regulations.

RENT	6. A. Base Rent. Tenant shall pay to Landlord, without demand throughout the Term, Base Rent as specified in the Basic Lease Information, payable in monthly installments in advance on or before the first day of each calendar month, in lawful money of the United States, without deduction or offset whatsoever, at the address specified in the Basic Lease Information or to such other place as Landlord may from time to time designate in writing.

B. Additional Rent. All monies other than Base Rent required to be paid by Tenant hereunder, including, but not limited to, the interest and late charge described in Paragraph 26.D., any monies spent by Landlord pursuant to Paragraph 29, Tenant’s Proportionate Share of Basic Operating Cost, as specified in Paragraph 7 of this Lease, attorneys fees, as specified in Paragraph 32A and 32B, and any applicable amortized Tenant Improvement Allowance Repayment, as specified in Paragraph 37, shall be considered additional rent (“Additional Rent”). “Rent” shall mean Base Rent and Additional Rent. Rent due for any partial month at the commencement or expiration (but not for termination due to the default or Tenant) of the Lease Term shall be prorated based on the actual number of days in the applicable month.

BASIC OPERATING COST	7. A. Basic Operating Cost. In addition to the Base Rent required to be paid hereunder, Tenant shall pay as Additional Rent, Tenant’s Proportionate Share, as defined in the Basic Lease Information, of Basic Operating Cost in the manner set forth below. Landlord shall account for each item of Basic Operating Cost as either a cost attributable to the Building or to the Project, as determined by Landlord in Landlord’s sole and reasonable discretion, and unless provided to the contrary in this Lease, Tenant shall pay the applicable Tenant’s Proportionate Share of each such Basic Operating Cost, as set forth in the Basic Lease Information. Basic Operating Cost shall mean all expenses and costs of every kind and nature which Landlord shall pay or become obligated to pay, because of or in connection with the management, maintenance, preservation and operation of the Project and its supporting facilities (determined in accordance with generally accepted accounting principles, consistently applied) including but not limited to the following:

(1) Taxes. All real property taxes, possessory interest taxes, business or license taxes or fees, service payments in lieu of such taxes or fees, annual or periodic license or use fees, excises, transit charges, housing fund assessments, open space charges, assessments, levies, fees or charges general and special, ordinary and extraordinary, unforeseen as well as foreseen, of any kind (including fees “in-lieu” of any such tax or assessment) which are assessed, levied, charged, confirmed, or imposed by any public authority upon the Project, its operations or the Rent (or any portion or component thereof) (all of the foregoing being hereinafter collectively referred to as “real property taxes”), or any tax imposed in substitution, partially or totally, of any tax previously included within the definition of real property taxes, or any additional tax the nature of which was previously included within the definition of real property taxes, except (a) inheritance or estate taxes imposed upon or assessed against the Project, or any part thereof or interest therein, (b) taxes computed upon the basis of net income of Landlord or the owner of any interest therein, including capital gains tax, (c) additional taxes resulting from the improvement of any portion of the Project other than the Premises or the Building for the sole use of other tenants, or (d) tax penalties as a result of Landlord’s failure to make payments or file informational returns unless such failure was caused in part by a default of Tenant, except as otherwise provided in the following sentence. Basic Operating Cost shall also include any taxes, assessments, or any other fees imposed by any public authority upon or measured by the monthly rental or other charges payable hereunder, including, without limitation, any gross income tax or excise tax levied by the local governmental body with respect to receipt of such rental, or upon, with respect to or by reason of the development, possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof, or upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises. In the event that it shall not be lawful for Tenant to reimburse Landlord for all or any part of such taxes, the monthly rental payable to Landlord under this Lease shall be revised to net to Landlord the same total net rental after imposition of any such taxes by Landlord as would have been payable to Landlord prior to the payment of any such taxes.

(2) Insurance. All insurance premiums and costs, including but not limited to, any deductible amounts, premiums and cost of insurance incurred by Landlord, as more fully set forth in Paragraph 8.A. herein.

(3) Repairs and Improvements. Repairs, replacements and general maintenance for the Premises, Building and Project (except for those repairs expressly made the financial responsibility of Landlord pursuant to the terms of this Lease, repairs to the extent paid for by proceeds of insurance or by Tenant or other third parties, and alterations attributable solely to tenants of the Project other than Tenant). Such repairs, replacements, and general maintenance shall include the cost of any capital improvements made to or capital assets acquired for the Project, Building, or Premises after the Term Commencement Date that reduce any other Basic Operating Cost, are reasonably necessary for the health and safety of the occupants of the Project, or are made to the Building by Landlord after the date of this Lease and are required under any governmental law or regulation, such costs or allocable portions thereof to be amortized over the estimated useful life of such improvement or asset as Landlord shall reasonably determine, together with interest on the unamortized balance at the “prime rate” charged at the time such improvements or capital assets are constructed or acquired by Bank of America, N. T. S. A. (San Francisco), plus two (2) percentage points, but in no event more than the maximum rate permitted by law.

(4) Services. All expenses relating to maintenance, janitorial and service agreements and services, and costs of supplies and equipment used in maintaining the Premises, Building and Project and the equipment therein and the adjacent sidewalks, driveways, parking and service areas, including, without limitation, alarm service, window cleaning, elevator maintenance, Building exterior maintenance and landscaping.

(5) Utilities. Utilities which benefit all or a portion of the Premises, Building or Project.

(6) Management Fee. A management and accounting cost recovery fee equal to five percent (5%) of the sum of Base Rent and Basic Operating Cost.

(7) Legal and Accounting. Legal and accounting expenses relating to the Project, including the cost of audits by certified public accountants, excluding therefrom all such expenses directly resulting from Landlord’s breach of any other lease or agreement, unless such breach was caused in whole or part by the default of Tenant.

In the event that the Building is not fully occupied during any fiscal year during the Term as determined by Landlord, an adjustment shall be made in computing the Basic Operating Cost for such year so that Tenant pays an equitable portion of all variable items of Basic Operating Cost, as reasonably determined by Landlord. Basic Operating Cost shall not include specific costs incurred for the account of, separately billed to and paid by specific tenants. Notwithstanding anything herein to the contrary, in any instance wherein Landlord, in Landlord’s sole and reasonable discretion, deems Tenant to be responsible for any amounts greater than Tenant’s Proportionate Share, Landlord shall have the right to allocate costs in any manner Landlord deems appropriate.

B. Payment of Estimated Basic Operating Cost. “Estimated Basic Operating Cost” for any particular year shall mean Landlord’s estimate of the Basic Operating Cost for such fiscal year made prior to commencement of such fiscal year as hereinafter provided. Landlord shall have the right from time to time to revise its fiscal year and interim accounting periods so long as the periods as so revised are reconciled with prior periods in accordance with generally accepted accounting principles applied in a consistent manner. During the last month of each fiscal year during the Term, or as soon thereafter as practicable, Landlord shall give Tenant written notice of the Estimated Basic Operating Cost for the ensuing fiscal year. Tenant shall pay Tenant’s Proportionate Share of the Estimated Operating Cost with installments of Base Rent for the fiscal year to which the Estimated Basic Operating Cost applies in monthly installments on the first day of each calendar month during such year, in advance. If at any time during the course of the fiscal year, Landlord determines that Basic Operating Cost is projected to vary from the then Estimated Basic Operating Cost by more than ten percent (10%), Landlord may, by written notice to Tenant, revise the Estimated Basic Operating Cost for the balance of such fiscal year, and Tenant’s monthly installments for the remainder of such year shall be adjusted so that by the end of such fiscal year Tenant has paid to Landlord Tenant’s Proportionate Share of the revised Estimated Basic Operating Cost for such year.

C. Computation of Basic Operating Cost Adjustment. “Basic Operating Cost Adjustment” shall mean the difference between Estimated Basic Operating Cost and Basic Operating Cost for any fiscal year determined as hereinafter provided. Within one hundred twenty (120) days after the end of each fiscal year, as determined by Landlord, or as soon thereafter as practicable, Landlord shall deliver to Tenant a statement of Basic Operating Cost for the fiscal year just ended, accompanied by a computation of Basic Operating Cost Adjustment. If such statement shows that Tenant’s payment based upon Estimated Basic Operating Cost is less than Tenant’s Proportionate Share of Basic Operating Cost, then Tenant shall pay to Landlord the difference within twenty (20) days after receipt of such statement. If such statement shows that Tenant’s payments of Estimated Basic Operating Cost exceed Tenant’s Proportionate Share of Basic Operating Cost, then (provided that Tenant is not in default under this Lease) Landlord shall pay to Tenant the difference within twenty (20) days after delivery of such statement to Tenant. If this Lease has been terminated or the Term hereof has expired prior to the date of such statement, then the Basic Operating Cost Adjustment shall be paid by the appropriate party within twenty (20) days after the date of delivery of the statement. Should this Lease commence or terminate at any time other than the first day of the fiscal year, Tenant’s Proportionate Share of the Basic Operating Cost adjustment shall be prorated by reference to the exact number of calendar days during such fiscal year that this Lease is in effect.

D. Net Lease. This shall be a net Lease and Base Rent shall be paid to Landlord absolutely net of all costs and expenses, except as specifically provided to the contrary in this Lease. The provisions for payment of Basic Operating Cost and the Basic Operating Cost Adjustment are intended to pass on to Tenant and reimburse Landlord for all costs and expense of the nature described in Paragraph 7.A. incurred in connection with the ownership, maintenance and operation of the Building or Project and such additional facilities now and in subsequent years as may be determined by Landlord to the be necessary to the Building or Project.

E. Tenant Audit. In the event that Tenant shall dispute the amount set forth in any statement provided by Landlord under Paragraph 7.B or 7.C. above, Tenant shall have the right, not later than thirty (30) days following the receipt of such statement and upon the condition that Tenant shall first deposit with Landlord the full amount in dispute, to cause Landlord’s books and records with respect to Basic Operating Cost for such fiscal year to be audited by certified public accountants selected by Tenant and subject to Landlord’s reasonable right of approval. The Basic Operating Cost Adjustment shall be appropriately adjusted on the basis of such audit. If such audit discloses a liability for a refund in excess of ten percent (10%) of Tenant’s Proportionate Share of the Basic Operating Cost Adjustment previously reported, the cost of such audit shall be borne by Landlord; otherwise the cost of such audit shall be paid by Tenant. If Tenant shall not request an audit in accordance with the provisions of this Paragraph 7.E. within thirty (30) days after receipt of Landlord’s statement provided pursuant to Paragraph 7.B. or 7.C., such statement shall be final and binding for all purposes hereof.

F. Three Day Notice. In the event Tenant fails to pay Basic Operating Costs when due as Additional Rent, such failure shall constitute a default in the payment of Rent under Paragraph 26A(2) and Tenant shall be subject to the default provision of Article 26, which shall include Landlord’s right to serve a three (3) day notice to pay rent or quit on Tenant.

INSURANCE AND INDEMNIFICATION	8. A. Landlord’s Insurance. Landlord agrees to the extent reasonably available to maintain insurance insuring the Building against fire, lightning, vandalism and malicious mischief (including, if Landlord elects, “All Risk” coverage, earthquake, and/or flood insurance), in an amount not less than eight percent (80%) of the replacement cost thereof, with deductibles and the form and endorsements of such coverage as selected by Landlord. Such insurance may also include, at Landlord’s option, insurance against loss of Base Rent and Additional Rent, in an amount equal to the amount of Base Rent and Additional Rent payable by Tenant for a period of at least twelve (12) months commencing on the date of loss. Such insurance shall be for the sole benefit of Landlord and under Landlord’s sole control. Landlord shall not be obligated to insure any furniture, equipment, machinery, goods or supplies which Tenant may keep or maintain in the Premises, or any leasehold improvements, additions or alterations within the Premises (but Landlord shall be required to insure the Tenant Improvements described on Exhibit B hereto and any other alterations to the Premises made and paid for by Landlord). Landlord may also carry such other insurance as Landlord may deem prudent or advisable, including, without limitation, liability insurance in such amounts and on such terms as Landlord shall determine.

B. Tenant’s Insurance.

(1) Property Insurance. Tenant shall procure at Tenant’s sole cost and expense and keep in effect from the date of this Lease and at all times until the end of the Term, insurance on all personal property and fixtures of Tenant and improvements made by or for Tenant to the Premises, insuring such property for the full replacement value of such property.

(2) Liability Insurance. Tenant shall procure at Tenant’s sole cost and expense and keep in effect from the date of this Lease and at all times until the end of the Term either Comprehensive General Liability Insurance or Commercial General Liability insurance applying to the use and occupancy of the Premises and the Building, and any part of either, and any areas adjacent thereto, and the business operated by Tenant, or by any other occupant on the Premises. Such insurance shall include Broad Form Contractual Liability insurance coverage insuring all of Tenant’s indemnity obligations under this Lease. Such coverage shall have a minimum combined single limit of liability of at least One Million Dollars ($1,000,000.00), and a general aggregate limit of Two Million Dollars ($2,000,000.00) loss, personal injury and other covered loss, however occasioned, occurring during the policy term, shall be endorsed to add Landlord and any party holding an interest to which this Lease may be subordinated as an additional insured (provided written notice of the name of such party(ies) has been given to Tenant), and shall provide that such coverage shall be primary and that any insurance maintained by Landlord shall be excess insurance only. Such coverage shall also contain endorsements: (i) deleting any employee exclusion on personal injury coverage; (ii) including employees as additional insureds; and (iii) providing for coverage of employer’s automobile non-ownership liability. All such insurance shall provide for severability of interests; shall provide that an act or omission of one of the named insureds shall not reduce or avoid coverage to the other named insureds; and shall afford coverage for all claims based on acts, omissions, injury and damage, which claims occurred or arose (or the onset of which occurred or arose) in whole or in part during the policy period. Said coverage shall be written on an “occurrence” basis, if available. If an “occurrence” basis form is not available, Tenant must purchase “tail” coverage for the most number of years available, and tenant must also purchase “tail” coverage if the retroactive date of an “occurrence” basis form is changed so as to leave a gap in coverage for Occurrences that might have occurred in prior years. If a “claims made” policy is ever used, the policy must be endorsed so that Landlord is given the right to purchase “tail” coverage should Tenant for any reason not do so or if the policy is to be canceled for nonpayment of premium.

(3) General Insurance Requirements. All coverages described in this Paragraph 8.B. shall be endorsed to provide Landlord with thirty (30) days’ notice of cancellation or change in terms. If at any time during the Term the amount or coverage of insurance which Tenant is required to carry under this Paragraph 8.B. is, in Landlord’s reasonable judgment, materially less than the amount or type of insurance coverage typically carried by owners or tenants of properties located in the general area in which the Premises are located which are similar to and operated for similar purposes as the Premises, Landlord shall have the right to require Tenant to increase the amount or change the types of insurance coverage required under this Paragraph 8.B. All insurance policies required to be carried under this Lease shall be written by companies rated A+XII or better in “Best’s Insurance Guide” and authorized to do business in California. Deductible amounts under any insurance policies required hereunder shall not exceed Five Thousand Dollars ($5,000.00). Tenant shall deliver to Landlord on or before the Term Commencement Date, and thereafter at least thirty (30) days before the expiration dates of the expiring policies, certified copies of Tenant’s insurance policies, or a certificate evidencing the same issued by the insurer thereunder, showing that all premiums have been paid for the full policy period; and, in the event Tenant shall fail to procure such insurance, or to deliver such policies or certificates, Landlord may, at Landlord’s option and in addition to Landlord’s other remedies in the event of a default by Tenant hereunder, procure the same for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent.

C. Indemnification. Landlord shall not be liable to Tenant for any loss or damage to person or property caused by theft, fire, acts of God, acts of a public enemy, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority or for any damage or inconvenience which may arise through repair or alteration of any part of the Building or Project or failure to make any such repair, except as expressly otherwise provided in Paragraph 10. Tenant shall indemnify, defend by counsel acceptable to Landlord, protect and hold Landlord, its members, managers, directors, officers, employees, attorneys, agents, successors, assigns and lenders harmless from and against any and all liabilities, losses, costs, damages, injuries or expenses, including reasonable attorneys’ fees, experts’ fees and court costs, arising out of or related to: (1) claims of injury to or death of persons or damage to property, including the person and property of Landlord, its members, managers, directors, officers, employees, agents, occurring or resulting directly or indirectly from the use or occupancy of the Premises, or from any activities of Tenant, Tenant Parties or anyone in or about the Premises or Project, or from any cause whatsoever; including but not limited to claims of Petroleum Products and Hazardous Material contamination on site (except those claims caused solely by willful acts or omissions of Landlord or environmental conditions pre-existing Tenant’s tenancy); and (2) claims for work or labor performed, or for materials or supplies furnished to or at the request of Tenant in connection with performance of any work done for the account of Tenant in the performance of any covenant contained in this Lease. The foregoing indemnity shall not be applicable to claims arising from the active negligence or willful misconduct of Landlord or its agents or employees. The provisions of this Paragraph 8.C. shall survive the expiration or termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination.

WAIVER OF SUBROGATION	9. To the extent permitted by law and without affecting the coverage provided by insurance to be maintained hereunder, Landlord and Tenant each waive any right to recover against the other for: (a) damages for injury to or death of persons; (b) damages to property; (c) damages to the Premises or any part thereof, and (d) claims arising by reason of the foregoing due to hazards covered by insurance to the extent of proceeds recovered therefrom. This provision is intended to waive fully, and for the benefit of each party, any rights and/or claims which might give rise to a right of subrogation in favor of any insurance carrier. The coverage obtained by each party pursuant to this Lease shall include, without limitation, a waiver of subrogation by the carrier which conforms to the provisions of this paragraph.

LANDLORD’S REPAIRS AND SERVICES	10. Landlord shall at Landlord’s expense maintain the structural soundness of the structural beams of the roof, foundations and exterior walls of the Building in good repair, reasonable wear and tear excepted. The term “exterior walls” as used herein shall not include windows, glass or plate glass, doors, special store fronts or office entries. Landlord shall perform on behalf of Tenant and other tenants of the Project, as an item of Basic Operating Cost, the maintenance of the Building, Project, and public and common areas of the Project, including but not limited to the roof, pest extermination, the landscaped areas, parking areas, driveways, the truck staging areas, rail spur areas, fire sprinkler systems, sanitary and storm sewer lines, utility services, electric and telephone equipment servicing the Building(s) exterior lighting, and anything which affects the operation and exterior appearance of the Project, which determination shall be at Landlord’s sole and reasonable discretion. Except for the expenses directly involving the items specifically described in the first sentence of this Paragraph 10, Tenant shall reimburse Landlord for all costs in accordance with Paragraph 7. Any damage caused by or repairs necessitated by any act of Tenant may be repaired by Landlord at Landlord’s option and at Tenant’s expense. Tenant shall immediately give Landlord written notice of any defect or need of repairs after which Landlord shall have a reasonable opportunity to repair same. Except to the extent of any liability arising from the active negligence or willful misconduct or Landlord, or its agents or employees, Landlord’s liability with respect to any defects, repairs, or maintenance for which Landlord is responsible under any of the provisions of this Lease shall be limited to the cost of such repairs or maintenance.

TENANT’S REPAIRS	11. Tenant shall at Tenant’s expense maintain all parts of the Premises in a good clean and secure condition and promptly make all necessary repairs and replacements, including but not limited to all windows, glass, doors, walls and wall finishes, floor covering, truck doors, dock bumpers, dock plates and levelers, plumbing work and fixtures, electrical and lighting systems, and fire sprinklers. Tenant shall at Tenant’s expense also perform regular removal of trash and debris. Tenant shall, at Tenant’s own expense: (a) enter into a regular janitorial maintenance contract for the cleaning and maintenance of the Premises; and (b) enter into a regularly scheduled preventative maintenance and service contract with a maintenance contractor for servicing all hot water, heating and air conditioning systems and equipment within or serving the Premises. The janitor and the maintenance contractor and all contracts must be approved by Landlord. The service contract must include all services suggested by the equipment manufacturer within the operation/maintenance manual and must become effective and a copy thereof delivered to Landlord within thirty (30) days after the Term Commencement Date. Tenant shall not damage any demising wall or disturb the integrity and support provided by any demising wall and shall, at its own expense, immediately repair any damage to any demising wall caused by Tenant or Tenant’s Parties.

ALTERATIONS	12. Tenant shall not make, or allow to be made, any alterations, physical additions or improvements (“Tenant Owned Improvements”) in, about or to the Premises without obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld with respect to proposed Tenant Owned Improvements which: (a) comply with all applicable laws, ordinances, rules and regulations; (b) are in Landlord’s opinion compatible with the Project and its mechanical, plumbing, electrical, heating/ventilation/air conditioning systems; and (c) will not interfere with the use and occupancy of any other portion of the Building or Project by any other tenant or its invitees. Specifically, but without limiting the generality of the foregoing, Landlord shall have the right of written consent for all plans and specifications for all proposed Tenant Owned Improvements, construction means and methods, all appropriate permits and licenses, any contractor or subcontractor to be employed on the work of Tenant Owned Improvements, and the time for performance of such work. Tenant shall also supply to Landlord any documents and information reasonably requested by Landlord in connection with Landlord’s consideration of a request for approval hereunder. Tenant shall reimburse Landlord for all costs which Landlord may incur in connection with the granting approval to Tenant for any such alterations and additions, including any costs or expenses which Landlord may incur in electing to have outside architects and engineers review said plans and specifications. Subject to Landlord’s rights to require their removal, approve their removal or become owner thereof, as set forth below, all Tenant Owned Improvements shall be the property of Tenant, but considered part of the Premises. Landlord may, at any time and at its option, elect in writing to Tenant to be the owner of all or any specified part of the Tenant Owned Improvements. Unless otherwise instructed to remove the Tenant Owned Improvements, upon expiration or sooner termination of this Lease, all of the Tenant Owned Improvements shall become the property of Landlord. During the Term of the Lease, including any extension or renewal thereof, Tenant shall not remove any Tenant Owned Improvements unless such removal is necessary for Tenant to make new alterations or physical additions, or install new improvements that do not diminish the value of the Premises, the Building or the Project as compared to the value of the Premises, the Building or the Project with the existing Tenant Owned Improvements, and in any event Tenant obtains the prior the prior written approval of Landlord which approval shall be made or withheld in Landlord’s sole and absolute discretion. Landlord may, at Landlord’s option, require that Tenant, at Tenant’s expense, remove any or all Tenant Owned Improvements and restore the Premises by the expiration or sooner termination of this Lease to their condition existing prior to the construction of any such Tenant Owned Improvements, reasonable wear and tear excepted. All such removals and restoration shall be accomplished in a good and workmanlike manner so as not to cause any damage to the Premises or Project whatsoever. If Tenant fails to so remove such Tenant Owned Improvements or Tenant’s trade fixtures or furniture, Landlord may keep and use them or remove any of them and cause them to be stored or sold in accordance with applicable law, at Tenant’s sole expense. In addition to and wholly apart from Tenant’s obligations to pay Tenant’s Proportionate Share of Basic Operating Cost, Tenant shall be responsible for and shall pay prior to delinquency any taxes or governmental service fees, posessory interest taxes, fees or charges in lieu of any such taxes, capital levies, or other charges imposed upon, levied with respect to or assessed against its personal property, on the value of the alterations, additions or improvements within the Premises, and on Tenant’s interest pursuant to this Lease. To the extent that any such taxes are not separately assessed or billed to Tenant, Tenant shall pay the amount thereof as invoiced to Tenant by Landlord. Tenant, at its own cost and expense and without Landlord’s prior approval, may erect such shelves, bins, machinery, non-structural alterations not in excess of Five Thousand Dollars ($5,000.00) in any one instance, and trade fixtures (collectively “Trade Fixtures”)

in the ordinary course of its business provided that such do not alter the basic character of the Premises, do not overload or damage the Premises, and may be removed without injury to the Premises, and the construction, erection, and installation thereof complies with all Legal Requirements and with Landlord’s requirements set forth above. Tenant shall remove its Trade Fixtures and shall repair any damage caused by such removal.

SIGNS	13. All signs, notices and graphics of every kind or character, visible in or from public view or corridors, the common areas or the exterior of the Premises, shall be subject to Landlord’s prior written approval. Tenant shall not place or maintain any banners whatsoever or any window decor in or on any exterior window or window fronting upon any common areas or service area or upon any truck door or man doors without Landlord’s prior written approval. Any installation of signs or graphics on or about the Premises and Project shall be subject to any applicable governmental laws, ordinances, regulations and to any other requirements imposed by Landlord. Tenant shall remove all such signs and graphics prior to the termination of this Lease. Such installations and removals shall be made in such manner as to avoid injury or defacement of the Premises, Building or Project and any other impairment or discoloration caused by such installation or removal. Notwithstanding the above, Landlord shall allow Tenant to install, at Tenant’s sole cost and expense, building signage subject to approval of Landlord and, if and to the extent required, the City of San Carlos and consistent with the San Carlos Business Park Signage Program as set forth in Exhibit C to the Lease, attached hereto.

INSPECTION/POSTING NOTICES	14. After reasonable notice, which shall usually be twenty four (24) hours, except in emergencies where no such notice shall be required, Landlord, and landlord’s agents and representatives, shall have the right to enter the Premises to inspect the same, to clean, to perform such work as may be permitted or required hereunder, to make repairs or alterations to the Premises or Project or to other tenant spaces therein, to deal with emergencies, to post such notices as may be required by law to prevent the perfection of liens against Landlord’s interest in the Project or to exhibit the Premises to prospective tenants, purchasers, encumbrancers or others, or for any other purpose as Landlord may deem necessary or desirable; provided, however, that Landlord shall use reasonable efforts not to unreasonably interfere with Tenant’s business operations, and shall, to the extent that it does not interfere with any right of Landlord hereunder, be accompanied by a representative of Tenant and comply with Tenant’s reasonable security measures. Tenant shall rot be entitled to any abatement of Rent by reason of the exercise of any such right of entry. At any time within six (6) months prior to the end of the Term, Landlord shall have the right to erect on the Premises and/or Project a suitable sign indicating that the Premises are available for lease. Tenant shall give written notice to Landlord at least thirty (30) days prior to vacating the Premises and shall meet with Landlord for joint inspection of the Premises at the time of vacating. In the event of Tenant’s failure to give such notice or participate in such joint inspection, Landlord’s inspection at or after Tenant’s vacating the Premises shall conclusively be deemed correct for purposes of determining Tenant’s responsibility for repairs and restoration.

UTILITIES	15. Except to the extent such are payable as a Basic Operating Cost under Paragraph 7, Tenant shall pay directly for all water, gas, heat, air conditioning, light, power, telephone, sewer, sprinkler charges and other utilities and services used on or from the Premises, together with any taxes, penalties, surcharges or the like pertaining thereto, and maintenance charges for utilities and shall furnish all electric light bulbs, ballasts and tubes. If any such services are not separately metered to Tenant, Tenant shall pay a reasonable proportion, as determined by Landlord, of all charges jointly serving other premises. Landlord shall not be liable for any damages directly or indirectly resulting from nor shall the Rent or any monies owed Landlord under this Lease herein reserved be abated by reason of: (a) the installation, use or interruption of use of any equipment used in connection with the furnishing of any such utilities or services; (b) the failure to furnish or delay in furnishing any such utilities or services when such failure or delay is caused by acts of God or the elements, labor disturbances of any character, or any other accidents or other conditions beyond the reasonable control of Landlord; or (c) the limitation, curtailment, rationing or restriction on use of water, electricity, gas or any other form of energy or any other service or utility whatsoever serving the Premises or the Project. Landlord shall be entitled to cooperate voluntarily and in a reasonable manner with efforts of national, state or local governmental agencies or utility supplies in reducing energy or other resource consumption. The obligation to make services available hereunder shall be subject to the limitations of any such voluntary, reasonable program.

SUBORDINATION	16. Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, the Tenant shall be subject and subordinate at all times to: (a) all ground leases or underlying leases which may now exist or hereafter be executed affecting the Premises and/or the land upon which the Premises and Project are situated, or both; and (b) any, mortgage or deed of trust which may now exist or be placed upon said Project, land, ground leases or underlying leases, or Landlord’s interest or estate in any said items which is specified as security. Notwithstanding the foregoing, Landlord shall have the right to subordinate or cause to be subordinated any such ground leases or underlying leases or any such liens to this Lease. In the event that any ground lease or underlying lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, notwithstanding any subordination, attorn to and become the Tenant of the successor in interest to Landlord at the option of such successor in interest Within ten (10) days after request by Landlord, Tenant shall execute and deliver any additional documents evidencing Tenant’s attornment or the subordination of this Lease with respect to any such ground leases or underlying leases or any such mortgage or deed of trust, in the form requested by Landlord or by any ground landlord, mortgagee, or beneficiary under a deed of trust.

FINANCIAL STATEMENTS	17. At the request of Landlord, but not more than once a year unless in conjunction with a possible sale or financing of the Project, Tenant shall provide to Landlord Tenant’s current financial statement or other information discussing financial worth of Tenant, which Landlord shall use solely for purposes of this Lease and in connection with the ownership, management and disposition of the Project, and which Landlord shall hold in confidence.

ESTOPPEL CERTIFICATE	18. Tenant agrees from time to time within ten (10) days after request of Landlord, to deliver to Landlord, or Landlord’s designee, an estoppel certificate stating that this Lease is in full force and effect, the date to which Rent has been paid, the unexpired portion of this Lease, and such other matters pertaining to this Lease as may be reasonably requested by landlord. Failure by Tenant to execute and deliver such certificate shall constitute an acceptance of the Premises and acknowledgment by Tenant that the statements included are true and correct without exception. Landlord and Tenant intend that any statement delivered pursuant to this Paragraph may be relied upon by any mortgagee, beneficiary, purchaser or prospective purchaser of the Project or any interest therein. The parties agree that Tenant’s obligation to furnish such estoppel certificates in a timely fashion is a material inducement for Landlord’s execution of the Lease, and shall be an event of default if Tenant fails to fully comply. Tenant shall indemnify Lessor for any loss caused by Tenant’s failure to timely execute an estoppel certificate, including consequential damages such as loss of financing or refinancing or loss of a potential sale of the Property, all of which events are deemed foreseeable by the parties to this Lease.

SECURITY DEPOSIT	19. Tenant agrees to deposit with Landlord upon execution of this Lease, a Security Deposit as stated in the Basic Lease Information and subject to the terms as stated therein, which sum shall be held by Landlord, without obligation for interest, as security for the performance of Tenant’s covenants and obligations under this Lease, except as stated in the Basic Lease Information. The Security Deposit is not an advance rental deposit or a measure of damages incurred by Landlord in case of Tenant’s default. Upon the occurrence of any event of default by Tenant, landlord may, from time to time, without prejudice to any other remedy provided herein or provided by law, use such fund to the extent necessary to make good any arrears of Rent or other payments due to Landlord hereunder, and any other damage, injury, expense or liability caused by such event of default, and Tenant shall pay to Landlord, on demand, the amount so applied in order to restore the Security Deposit to its original amount. Although the Security Deposit shall be deemed the property of Landlord, any remaining balance of such deposit shall be returned by Landlord to Tenant at such time after termination of this Lease that all of Tenant’s obligations under this Lease have been fulfilled. Landlord may use and commingle the Security Deposit with other funds of Landlord.

TENANT’S REMEDIES	20. The liability of Landlord to Tenant for any default by Landlord under the terms of this Lease are not personal obligations of the individual or other partners, directors, officers and, shareholders of Landlord, and Tenant agrees to look solely to Landlord’s interest in the Project for the recovery of any amount from Landlord, and shall not look to other assets of Landlord nor seek recourse against the assets of the individual or other partner, directors, officers and shareholders of Landlord. Any lien obtained to enforce any such judgment and any levy of execution thereon shall be subject and subordinate to any lien, mortgage or deed of trust on the Project.

ASSIGNMENT AND SUBLETTING	21. A. General. Tenant shall not assign this Lease, except as described below. Tenant shall not sublet the Premises or any part thereof without Landlord’s prior written approval except as provided herein. If Tenant desires to sublet any or all of the Premises, Tenant shall give Landlord written notice forty five (45) days prior to the anticipated effective date of the sublease. Landlord shall then have a period of twenty (20) days following receipt of such notice to notify Tenant in writing that Landlord elects either: (1) to terminate this Lease as to the space so affected as of the date so requested by Tenant; or (2) to permit Tenant to sublet such space, subject, however, to Landlord’s prior written approval of the proposed subtenant and of any related documents or agreements associated with the sublease. Should Landlord fail to notify Tenant in writing of such election within said period, Landlord shall be deemed to have waived option (1) above, but written approval by Landlord of the proposed subtenant shall be still required. If Landlord does not exercise option (1) above, Landlord’s consent to a proposed sublease shall not be unreasonably withheld, conditioned or delayed. In the event that landlord does not exercise option (1) above, then Landlord shall then have a period of thirty (30) days after receiving the proposed documents associated with the proposed sublease to notify Tenant in writing whether Landlord approves of the proposed subtenant and of any related documents or agreements associated with the assignment or sublease. Landlord’s consent shall not be required for an assignment by Tenant to any wholly owned subsidiaries or commonly owned affiliates of Tenant; provided the proposed use of the Premises by such subsidiary or affiliate is conducive to the San Carlos Business Park. Without limiting the other instances in which it may be reasonable for Landlord to withhold Landlord’s consent to an assignment or subletting, Landlord and Tenant acknowledge that it shall be reasonable for Landlord to withhold Landlord’s consent in the following instances: the use of the Premises by such proposed assignee or subtenant would not be a permitted use or would increase the Parking Density of the Project; the proposed assignee or subtenant is not of sound financial condition; the proposed assignee or subtenant is a governmental agency; the proposed assignee or subtenant does not have a good reputation as a tenant of property; the proposed assignee or subtenant is a person with whom Landlord is negotiating to lease space in the Project; the assignment or subletting would entail any alterations which would lessen the value of the leasehold improvements in the Premises; or if Tenant is in default of any monetary or material non-monetary obligation of Tenant under this Lease, or Tenant has defaulted under this Lease on three (3) or more occasions during any twelve months preceding the date that Tenant shall request consent. Failure by Landlord to approve a proposed assignee or subtenant shall not cause a termination of this Lease. Upon a termination under this Paragraph 21.A., Landlord may lease the Premise to any party, including parties with whom Tenant has negotiated an assignment or sublease, without incurring any liability to Tenant.

B. Bonus Rent. Any Rent or other consideration realized by Tenant under any such sublease or assignment in excess of the Rent payable hereunder, after amortization of a reasonable brokerage commission shall be divided and paid, ten percent (10%) to Tenant, ninety percent (90%) to Landlord, after deducing Tenant’s costs. Such deducted costs shall be limited to brokerage commissions paid by Tenant and the costs paid by

Tenant for Landlord-approved Tenant Improvements. In any subletting or assignment undertaken by Tenant, Tenant shall diligently seek to obtain the maximum rental amount available in the marketplace for such subletting or assignment.

C. Corporation. If Tenant is a corporation, a transfer of corporation shares by sale, assignment, bequest, inheritance, operation of law or other disposition (including such a transfer to or by a receiver or trustee in federal or state bankruptcy, insolvency or other proceedings), so as to result in a change in the present management control of such corporation or any of its parent corporations by the person or persons owning a majority of said corporate shares, shall constitute an assignment for purposes of this Lease.

D. Partnership. If Tenant is a partnership, joint venture or other incorporated business form, a transfer of the interest or persons, firms or entities responsible for managerial control of Tenant by sale, assignment, bequest, inheritance, operation of law or other disposition, so as to result in a change in the present control of said entity and/or a change in the identity of the persons responsible for the general credit obligations of said entity shall constitute as assignment for all purposes of this Lease.

E. Liability. No Assignment or subletting by Tenant shall relieve Tenant of any obligation under this Lease. Any assignment or subletting which conflicts with the provisions hereof shall be void.

AUTHORITY OF PARTIES	22. Landlord represents and warrants that it has full right and authority to enter into this Lease and to perform all of Landlord’s obligations hereunder. Tenant represents and warrants that it has full right and authority to enter into this Lease and to perform all of Tenant’s obligations hereunder.

CONDEMNATION	23. A. Condemnation Resulting in Termination. If the whole or any substantial part of the Project of which the Premises are a part should be taken or condemned for any public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and the taking would prevent or materially interfere with the Permitted Use of the Premises, this Lease shall terminate and the Rent shall be abated during the unexpired portion of this Lease, effective when the physical taking of said Premises shall have occurred.

B. Condemnation Not Resulting in Termination. If a portion of the Project of which the Premises are a part should be taken or condemned for any public use under any governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and this Lease is not terminated as provided in Paragraph 23.A., above, this Lease shall not terminate, but the Rent payable hereunder during the unexpired portion of the Lease shall be reduced, beginning on the date when the physical taking shall have occurred, to such amount as may be fair and reasonable under all of the circumstances.

C. Award. Landlord shall be entitled to any and all payment, income, rent, award, or any interest therein whatsoever which may be paid or made in connection with such taking or conveyance and Tenant shall have no claim against Landlord or otherwise for the value of any unexpired portion of this Lease. Notwithstanding the foregoing, any compensation specifically awarded Tenant for loss of business, Tenant’s personal property, moving costs or loss of goodwill, shall be and remain the property of Tenant.

CASUALTY DAMAGE	24. A. General. If the Premises or Building should be damaged or destroyed by fire, tornado or other casualty, Tenant shall give immediate written notice thereof to Landlord. Within thirty (30) days after Landlord’s receipt of such notice, Landlord shall notify Tenant whether in Landlord’s opinion such repairs can reasonably be made either: (1) within ninety (90) days; (2) in more than ninety (90) days but in less than one hundred eighty (180) days; or (3) in more than one hundred eighty (180) days from the date of such notice. Landlord’s determination shall be binding on Tenant.

B. Less Than 90 Days. If the Premises or Building should be damaged by fire, tornado or other casualty but only to such extent that rebuilding or repairs can in Landlord’s estimation be reasonably completed within ninety (90) days after the date of such damage, this Lease shall not terminate, and provided that insurance proceeds are available to fully repair the damage, Landlord shall proceed to rebuild and repair the Premises to substantially or equivalently the same condition they were in prior to the occurrence of the casualty but in the manner determined by Landlord, except that Landlord shall not be required to rebuild, repair or replace any part of the partitions, fixtures additions and other leasehold improvements which may have been placed in, on or about the Premises by Tenant. If the Premises are untenantable in whole or in part following such damage, the Rent payable hereunder during the period in which they are untenantable shall be abated proportionately, but only to the extent of rental abatement insurance proceeds received by Landlord during the time and to the extent the Premises are unfit for occupancy.

C. Greater than 90 Days. If the Premises or Building should be damaged by fire, tornado or other casualty but only to such extent that rebuilding or repairs can in Landlord’s estimation be reasonably completed in more then ninety (90) days but in less than one hundred eighty (180) days, then Landlord shall have the option of either: (1) terminating the Lease effective upon the date of the occurrence of such damage, in which event the Rent shall be abated during the unexpired portion of the Lease; or (2) electing to rebuild or repair the Premises to substantially the condition in which they existed prior to such damage, provided that insurance proceeds are available, to fully repair the damage, except that Landlord shall not be required to rebuild, repair or replace any part of the partitions, fixtures, additions and other improvements which may have been placed in, on or about the Premises by Tenant. If the Premises are untenantable in whole or in part following such damage, the Rent payable hereunder during the period in which they are untenantable shall be abated proportionately, but only to the extent of rental abatement insurance proceeds received by Landlord during the time and to the extent the Premises are unfit for occupancy. In the event that Landlord should fail to complete such repairs and rebuilding within one hundred eighty (180) days after the date upon which Landlord is notified by Tenant of such damage, such period of time to be extended for delays caused by the fault or neglect of Tenant or because of acts of God, acts of public agencies, labor disputes, strikes, fires, freight embargoes, rainy or stormy weather, inability to obtain materials, supplies or fuels, or delays of the contractors or subcontractors or any other causes or contingencies beyond the reasonable control of Landlord, provided however that in no event shall any such delay exceed more than one (1) year from the date of such damage. Tenant may at Tenant’s option within ten (10) days after the expiration of such one hundred eighty (180) day period (as such may be extended), terminate this Lease by delivering written notice of termination to Landlord as Tenant’s exclusive remedy, whereupon all rights hereunder shall cease mid terminate thirty (30) days after Landlord’s receipt of such termination notice.

D. Greater Than 180 Days. If the Premises or Building should be so damaged by fire, tornado or other casualty that rebuilding or repairs cannot in Landlord’s estimation be completed within one hundred eighty (180) days after such damage, Tenant shall have the right within ten (10) days after its receipt of notice of same from Landlord (which notice shall be given to Tenant not later than ninety (90) days after the occurrence of the damage), to terminate this Lease, whereupon this Lease shall terminate and the Rent shall be abated during the unexpired portion of this Lease, effective upon the date of the occurrence of such damage.

E. Tenant’s Fault. If the Premises or any other portion of the Building are damaged by fire or other casualty resulting from the fault, negligence, or breech of this Lease by Tenant or any of Tenant’s Parties, Base Rent and Additional Rent shall not be diminished during the repair of such damage and Tenant shall be liable to Landlord for the cost and expense of the repair and restoration of the Building caused thereby to the extent such cost and expense is not covered by insurance proceeds.

F. Uninsured Casualty. Notwithstanding anything herein to the contrary, in the event that the Premises or Building are damaged or destroyed and are not fully covered by the Insurance proceeds received by Landlord or in the event that the holder of any indebtedness secured by mortgage or deed of trust covering the Premises requires that the insurance proceeds be applied to such indebtedness, then in either case Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within thirty (30) days after the date of notice to Landlord that said damage or destruction is not fully covered by insurance or such requirement is made by any such holder, as the case may be, whereupon all rights and obligations hereunder shall cease and terminate, unless within ten (10) days thereafter, Tenant notifies Landlord in writing that Tenant will pay for the cost of any such deficiency in excess the replacement cost of the Building, in which case, upon Tenant’s deposit with Landlord of sufficient funds to cover the anticipated deficiency, Landlord shall be obligated to keep the Lease in full force and effect and repair such damage.

G. Waiver. Except as otherwise provided in this Paragraph 24, Tenant hereby waives the provisions of Sections 1932(a), 1933(4), 1941 and 1942 of the Civil Code of California.

HOLDING OVER	25. If Tenant shall retain possession of the Premises or any portion thereof without Landlord’s consent following the expiration of the Lease or sooner termination for any reason, that Tenant shall pay to Landlord the fair market rent for the Premises for the first ninety (90) days of such retention, and thereafter, shall pay to Landlord for each day of such retention twice the amount of the daily rental as of the last month prior to the date of expiration or termination. Tenant shall also indemnify, defend, protect and hold Landlord harmless from any loss, liability or cost, including reasonable attorneys’ fees, resulting form delay by Tenant in surrendering the Premises, including, without limitation, any claims made by any succeeding tenant founded on such delay. Acceptance of Rent by Landlord following expiration or termination shall not constitute a renewal of this Lease, and nothing contained in this Paragraph 25 shall waive Landlord’s right or reentry or any other right Unless Landlord consents in writing to Tenant’s holding over, Tenant shall be only a Tenant at sufferance, whether or not Landlord accepts any Rent from Tenant while Tenant is holding over without Landlord’s written consent. Additionally, in the event that upon termination of the Lease, Tenant has not fulfilled its obligation with respect to repairs and cleanup of the Premises or any other Tenant obligations as set forth in this Lease, then Landlord shall have the right to perform any such obligations as it deems necessary at Tenant’s sole cost and expense.

DEFAULT	26. A. Events of Default. The occurrence of any of the following shall constitute an event of default on the part of Tenant:

(1) Abandonment. Abandonment of the Premises for a continuous period in excess of five (5) days. Tenant waives any right to notice Tenant may have under Section 1951.3 of the Civil Code of the State of California, the terms of this Paragraph 26.A being deemed such notice to Tenant as required by said Section 1951.3.

(2) Nonpayment of Rent. Failure to pay any installment of Rent or any other amount due and payable hereunder within ten (10) days of the date when said payment is due.

(3) Prohibited Use. Use of the Premises for any Prohibited Use as defined in Section 4.B. or other breach by Tenant of any Section 4 obligation.

(4) Other Obligations. Failure to perform any obligation, agreement or covenant under this Lease other than those matters specified in subParagraphs (1) and (2) of this Paragraph 26.A., such failure continuing for thirty (30) days after written notice of such failure.

(5) General Assignment. A general assignment by Tenant for the benefit of creditors.

(6) Bankruptcy. The filing of any voluntary petition in bankruptcy by Tenant, or the filing of an involuntary petition by Tenant’s creditors, which involuntary petition remains undischarged for a period of thirty (30) days. In the event that under applicable law the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant’s obligations under this Lease.

(7) Receivership. The employment of a receiver to take possession of substantially all of Tenant’s assets or the Premises, if such appointment remains undismissed or undischarged for a period of ten (10) days after the order therefor.

(8) Attachment. The attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets or the Premises, if such attachment or other seizure remains undismissed or undischarged for a period of ten (10) days after the levy thereof.

(9) Other Acts or Omissions. Any other acts or omissions by Tenant as described in this Lease.

B. Remedies Upon Default.

(1) Termination. In the event of the occurrence of any event of default, Landlord shall have the right to give a written termination notice to Tenant, and on the date specified in such notice, Tenant’s right to possession shall terminate, and this Lease shall terminate unless on or before such date all arrears of rental and all other sums payable by Tenant under this Lease and all costs and expenses incurred by or on behalf of Landlord hereunder shall have been paid by Tenant and all other events of default of this Lease by Tenant at the time existing shall have been fully remedied to the satisfaction of Landlord. At any time after such termination, Landlord may recover possession of the Premises or any part thereof and expel and remove therefrom Tenant and any other person occupying the same of, by any lawful means, and again repossess and enjoy the Premises without prejudice to any of the remedies that Landlord may have under this Lease, or at law or equity by reason of Tenant’s default or of such termination.

(2) Termination for Prohibited Use. The foregoing notwithstanding, if Tenant defaults by engaging in activities which constitute a Prohibited Use under Section 4B, Landlord shall have the right to terminate this Lease upon written notice and Tenant shall have thirty (30) days to vacate the Premises after receipt of such termination notice.

(3) Continuation After Default. Even though an event of default may have occurred, this Lease shall continue in effect for so long as Landlord does not terminate Tenant’s right to possession under Paragraph 26.B hereof, and Landlord may enforce all of Landlord’s rights and remedies under this Lease, including without limitation, the right to recover Rent as it becomes due, and Landlord, without terminating this Lease may exercise all of the rights and remedies of a Landlord under Section 1951.4 of the Civil Code of the State of California or any successor code section. Acts of maintenance, preservation or efforts for lease the Premises or the appointment of a receiver upon application of Landlord to protect Landlord’s interest under this Lease shall not constitute an election to terminate Tenant’s right to possession.

C. Damages After Default. Should Landlord terminate this Lease pursuant to the provisions of Paragraph 26.B hereof, Landlord shall have the rights and remedies of a Landlord provided by Section 1951.2 of the Civil Code of the State of California, or successor code sections. Upon such termination, in addition to any other rights and remedies to which Landlord may be entitled under applicable law, Landlord shall be entitled to recover from Tenant: (1) the worth at the time of award of the unpaid Rent and other amounts which had been earned at the time of termination, (2) the worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such Rent loss that Tenant proves could have been reasonably avoided; (3) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such Rent loss that Tenant proves could be reasonably avoided; and (4) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform Tenant’s obligations under this Lease or which, in the ordinary course of things, would be likely to result thereform. The “worth at the time of award” of the amounts referred to in (1) and (2) above shall be computed by allowing interest at the Applicable Interest Rate (as set forth in the Basic Lease Information). The “worth at the time of award” of the amount referred to in (3) above shall be computed by discounting such amount at the Federal Discount Rate of the Federal Reserve Bank of San Francisco at the time of the award plus one percent (1%). If this Lease provides for any periods during the Term during which Tenant is not required to pay Base Rent or if Tenant otherwise receives a Rent concession, then upon the occurrence of an event of default, Tenant shall owe to Landlord the full amount of such Base Rent or value of such Rent concession, plus interest at the Applicable Interest Rate, calculated from the date that such Base Rent or Rent concession would have been payable.

D. Late Charge. If any installment of Rent is not paid within five (5) working days of the date when due, such amount shall bear interest at the Applicable Interest Rate from the date on which said payment shall be due until the date on which Landlord shall receive said payment. In addition, Tenant shall pay Landlord a late charge equal to five percent (5%) of the delinquency, to compensate Landlord for the loss of the use of the amount not paid and the administrative costs caused by the delinquency, the parties agreeing that Landlord’s damage by virtue of such delinquencies would be difficult to compute and the amount stated herein represents a reasonable estimate thereof. This provision shall not relieve Tenant of Tenant’s obligation to pay Rest at the time and in the manner herein specified.

E. Remedies Cumulative. All rights, privileges and elections or remedies of the parties are cumulative and not alternative, to the extent permitted by law and except as otherwise provided herein.

LIENS	27. Tenant shall keep the Premises free from liens arising out of or related to work performed, materials or supplies furnished or obligation incurred by Tenant or in connection with work made, suffered or done by or on behalf of Tenant in or on the Premises or Project. In the event that Tenant shall not, within ten (10) days following the receipt by Tenant of notice of the imposition of any such lien, cause the same to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not obligation, to cause the same to be released by such means as Landlord shall deem proper, including payment of the claim giving rise to such lien. All sums paid by Landlord on behalf of Tenant and all expenses incurred by Landlord in connection therefor shall be payable to Landlord by Tenant on demand with interest at the Applicable Interest Rate. Landlord shall have the right at all times to post and keep posted on the Premises any notices permitting or required by law, or which Landlord shall deem proper, for the protection of Landlord, the Premises, the Project and any other party having an interest therein, from mechanics’ and materialmen’s liens, and Tenant shall give Landlord not less than ten (10) business days prior written notice of the commencement of any work in the Premises or Project which could lawfully give rise to a claim for mechanics’ or materialmen’s liens.

TRANSFERS BY LANDLORD	28. In the event of a sale or conveyance by Landlord of the Building or a foreclosure by any creditor of landlord, the same shall operate to release Landlord from any liability upon any of the covenants, conditions or obligations, express or implied, herein contained in favor of Tenant, to the extent required to be performed after the passing of title to Landlord’s successor-in-interest. In such event, Tenant agrees to look solely to the responsibility of the successor-in-interest of Landlord under this Lease with respect to the performance of the covenants and duties of “Landlord” to be performed after the passing of title to Landlord’s successor-in-interest. This Lease shall not be affected by any such sale and Tenant agrees to attorn to the purchaser or assignee, provided that Landlord shall be obligated to transfer Tenant’s Security Deposit to any such purchaser or assignee. Landlord’s successor(s)-in-interest shall not have liability to Tenant with respect to the failure to perform all of the obligations of “Landlord”, to the extent required to be performed prior to the date such successor(s)-in-interest became the owner of the Building.

RIGHT OF LANDLORD TO PERFORM TENANT’S COVENANTS	29. All covenants and agreements to be performed by Tenant under any of the terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of Rent. If Tenant shall fail to pay any of money, other than Base Rent and Basic Operating Cost, required to be paid by Tenant hereunder or shall fail to perform any other act on Tenant’s part to be performed hereunder, and such failure shall continue for five (5) days after notice thereof by Landlord, Landlord may, but shall not be obligated to do so, and without waiving or releasing Tenant from any obligations of Tenant, make any such payment or perform any such act on Tenant’s part to be made or performed. All sums, so paid by Landlord and all necessary incidental costs together with interest thereon at the Applicable Interest Rate from the date of such payment by Landlord shall be payable to Landlord on demand, and Tenant covenants to pay such sums, and Landlord shall have, in addition to any other right or remedy of Landlord, the same right and remedies in the event of the non-payment thereof by Tenant as in the case of default by Tenant in the payment of Base Rent and Basic Operating Cost.

WAIVER	30. If either Landlord or Tenant waives the performance of any Term, covenant or condition contained in this Lease, such waiver shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition contained herein. The acceptance of Rent by Landlord shall not constitute a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, regardless of Landlord’s knowledge of such preceding breach at the time Landlord accepted such Rent. Failure by Landlord or Tenant to enforce any of the terms, covenants or conditions of this Lease for any length of time shall not be deemed to waive or to decrease the right to insist thereafter upon strict performance by the defaulting party. Waiver by Landlord or Tenant of any term, covenant or condition contained in this Lease may only be made by a written document signed by the waiving party.

NOTICES	31. Each provision of this Lease or of any applicable governmental laws, ordinances, regulations and other requirements with reference to sending, mailing or delivery of any notice or the making of any payment by Landlord or Tenant to the other shall be deemed to be compiled with when and if the following steps are taken:

A. Rent. All Rent and other payments required to be made by Tenant to Landlord hereunder shall be payable to Landlord at the address act forth in the Basic Lease Information, or at such other address as Landlord may specify from time to time by written notice delivered in accordance herewith. Tenant’s obligation to pay Rent and any other amounts to Landlord under the terms of this Lease shall not be deemed satisfied until such Rent and other amounts have been actually received by Landlord.

B. Other. All notices, demands, consents and approvals which may or are required to be given by either party to the other hereunder shall be in writing and either personally delivered, sent by commercial overnight courier, or mailed, certified or registered, postage prepaid, and addressed to the other party to be notified at the address for such party as specified in the Basic Lease Information or to such other place as the party to be notified may from time to time designate by at least fifteen (15) days notice to the notifying party.

Notices shall be deemed served upon receipt or refusal to accept delivery. Tenant appoints as its agent to receive the service of all default notices and notice of commencement of unlawful detainer proceedings the person in charge of or apparently in charge of occupying the Premises at the time, and, if there is no such person, then such service may be made by attaching the same on the main entrance of the Premises.

ATTORNEYS’ FEES	32. A. Approvals. Upon Tenant’s request for any approval from Landlord pursuant to the Lease, or in the event of any proposed modification of the terms of the Lease, Tenant shall pay all attorneys’ fees and costs incurred by Landlord in connection with any review of the Lease or other documents, or preparation of any documents in connection with such requested approval or proposed modification.

B. Collection. In the event that Landlord places the enforcement of this Lease, or any part thereof, or the collection of any Rent due, or to become due hereunder, or recovery of possession of the Premises in the hands of an attorney, Tenant shall pay to Landlord, upon demand, Landlord’s reasonable attorneys’ fees and court costs.

C. Litigation. In any action which Landlord or Tenant brings to enforce its respective rights hereunder, the unsuccessful party shall pay all costs incurred by the prevailing party including reasonable attorneys’ fees, to be fixed by the court, and said costs and attorneys’ fees shall be a part of the judgment in said action.

SUCCESSORS AND ASSIGNS	33. This Lease shall be binding upon and inure to the benefit of Landlord, its successors and assigns, and shall be binding upon and inure to the benefit of Tenant, its successors, and to the extent assignment is approved by Landlord hereunder, Tenant’s assigns. Landlord may transfer its obligations under this Lease to its successors in title, in which event Lessor shall be relieved of all obligations under this Lease and Tenant shall look solely to Landlord’s successor for performance of this Lease.

FORCE MAJEURE	34. Whenever a period of time is herein prescribed for action to be taken by Landlord, Landlord shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, governmental laws, regulations or restrictions or any other causes of any kind whatsoever which are beyond the control of Landlord, provided, however, that the foregoing shall not extend the time at which Tenant shall be entitled to terminate this Lease or to an abatement of Rent pursuant to any express provisions set forth herein.

BROKERAGE COMMISSION	35. Landlord shall pay a brokerage commission to Broker in accordance with a separate agreement between Landlord and Broker. Tenant warrants to Landlord that Tenant’s sole contact with Landlord or with the Premises in connection with this transaction has been directly with Landlord and Broker, and that no other broker or finder can properly claim a right to a commission or a finder’s fee based upon contacts between the claimant and Tenant with respect to Landlord or the Premises. Tenant shall indemnify, defend by counsel acceptable to Landlord, protect and hold Landlord harmless from and against any loss, cost or expense, including, but not limited to attorneys’ fees and costs, resulting from any claim for a fee or commission by any broker or finder representing Tenant in connection with the Premises and this Lease other than Broker.

MISCELLANEOUS	36. A. General. The term “Tenant” or any pronoun used in place thereof shall indicate and include the masculine or feminine, the singular or plural number, individuals, firms or corporations, and their respective successors, executors, administrators and permitted assigns, according to the content hereof.

B. Time. Time is of the essence regarding this Lease and all of its provisions.

C. Choice of Law. This Lease shall in all respects be governed by the laws of the State of California.

D. Entire Agreement. This Lease, together with its exhibits, contains all the agreements of the parties hereto and supersedes any previous negotiations. There have been no representations made by the Landlord or understandings made between the parties other than those set forth in this Lease and its exhibits.

E. Modification. This Lease may not be modified except by a written instrument by the parties.

F. Severability. If, for any reason whatsoever, any of the provisions hereof shall be unenforceable or ineffective, all of the other provisions shall be and remain in full force and effect.

G. Recordation. Tenant shall not record this Lease or a short form memorandum hereof.

H. Examination of Lease. Submission of this Lease to Tenant does not constitute an option or offer to lease and this Lease is not effective otherwise until execution and delivery by both Landlord and Tenant.

I. Accord and Satisfaction. No payment by Tenant of a lesser amount than the Rent nor any endorsement on any check or letter accompanying any check or payment of Rent shall be deemed an accord and satisfaction of full payment of Rent, and Landlord may accept such payment without prejudice to Landlord’s right to recover the balance of such Rent or to pursue other remedies.

J. Easements. Landlord may grant easements on the Project and dedicate for public use portions of the Project without Tenant’s consent, provided that no such grant or dedication shall materially interfere with Tenant’s access to or use of the Premises or Tenant’s parking rights. Upon Landlord’s demand, Tenant shall execute, acknowledge and deliver to Landlord documents, instruments, maps and plats necessary to effectuate Tenant’s covenants hereunder.

K. Drafting and Determination. The parties acknowledge that this Lease has been agreed to by both parties, that both Landlord and Tenant have consulted with attorneys with respect to the terms of this Lease and that no presumption shall be created against Landlord because Landlord drafted this Lease. Except as otherwise specifically set forth in this Lease, with respect to any consent, determination or estimation of Landlord required in this Lease or requested of Landlord, Landlord’s consent, determination or estimation shall be made in Landlord’s good faith opinion, whether objectively reasonable or unreasonable.

L. Exhibits. Exhibits A, B, C and D attached hereto are hereby incorporated herein by this reference.

M. No Light, Air or View Easement. Any diminution or shutting off of light, air or view by any structure which may be erected on lands adjacent to or in the vicinity of the Building shall in no way affect this Lease or impose any liability on Landlord.

N. No Third Party Benefit. This Lease is a contract between Landlord and Tenant and nothing herein is intended to create any third party benefit.

O. Security, Release and Indemnity. Tenant acknowledges and agrees that, while Landlord may elect to patrol the Project, Landlord is not providing any security services with respect to the Premises and that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage to person or property suffered or incurred by Tenant, Tenant’s employees and invitees, including but not limited to, in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises.

Tenant shall be responsible for provisions of security for its premises. Tenant shall defend, indemnify and hold Landlord harmless with respect to the Premises and any claims arising from or related to a purported breach of security or failure to provide security.

CONDITION OF PREMISES/TENANT IMPROVEMENTS	37. Except as provided below in this Paragraph 37, there shall be no tenant improvements provided by Landlord, and Tenant accepts the Promises “As-Is” without any representation or warranty on the part of Landlord, except Landlord shall insure that the Premises and the building systems are in good working condition including but not limited to HVAC, electrical and plumbing, and all existing light fixtures shall be in good working order. The Tenant shall have the right to inspect the Premises to confirm that they are in good working condition prior to execution of the Lease.

Landlord shall contribute a tenant improvement allowance of $4.00 per sq. ft. for the re-carpeting and re-painting of the Premises.

EARLY OCCUPANCY	38. To the extent described, and subject to the conditions in the Basic Lease Information, Tenant shall be allowed to occupy the Premises provided it pays Base Rent and Basic Operating Costs. Tenant shall perform all duties and obligations imposed by this Lease, including, but not limited to, those provisions relating to insurance and indemnification.

NO LIABILITY	39. Landlord shall not be liable for injury or damage to the person or goods, wares, merchandise or other property of Tenant, Tenant’s employees, contractors, invitees, customers, or any other person in or about the Premises, whether such damage or injury is caused by or results from fire, steam, electricity, gas, water or rain, or from the breakage, leakage, obstruction or other defects of pipes, fire sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, or from any other cause, whether said injury or damages results from conditions arising upon the Premises or upon other portions of the Building of which the Premises are a part, from other sources or places, and regardless of whether the cause of such damage or injury or the means of repairing the same is accessible or not. Landlord shall not be liable for any damages arising from any act or neglect or any other Tenant of Landlord nor from the failure by Landlord to enforce the provisions of any other lease in the Project. Notwithstanding Landlord’s negligence or breach of this Lease, Landlord shall under no circumstances be liable for injury to Tenant’s business or for any loss of income or profit therefrom.

RENEWAL OPTION CONDITIONS	40. In the event that Landlord now or hereafter provides Tenant with any option to renew this Lease for any additional period after the expiration of the Term, Tenant shall not have the right to exercise such option if (a) Tenant is in default of any terms of the Lease at the time that Tenant’s right to exercise the option is in effect, (b) Tenant has been in default of any terms of the Lease three (3) or more times during the Term of the Lease, or (c) Tenant has assigned this Lease or sublet the Premises or any portion thereof with or without the consent of Landlord.

IN WITNESS WHEREOF, the parties hereto have executed this Lease the day and year first above written.

LANDLORD

THREE SISTERS RANCH ENTERPRISES LLC

BY:	/s/ Martin E. Ruberry
Martin E. Ruberry
General Manager

TENANT

ADVANCED ANALGESICS, INC.

BY:	/s/ illegible
President

SAN CARLOS BUSINESS PARK

EXHIBIT A

EXHIBIT B

(Site Plan Not to Scale)

969C Industrial Road

4,812 Square Feet

EXHIBIT C

Sign Criteria for San Carlos Business Park

Wall Signs

Tenant allowed one or two wall signs at discretion of landlord. Letters shall be manufactured by Gemini Incorporated, 1-800-538-8377. Letters to be 10” high, 1” deep injection molded plastic (“Minnesota Letters”), gloss black, Helvetica typeface, all capital letters, mounted with #2 pads, glued flush to wall. Company name only (no divisions, phone numbers, tag lines, etc.). Up to two lines allowed, justified either left or right margin based on nearest corner of building. If two lines, allow 5” space between lines. Conform to vertical placements used on existing signs.

Window Signs

Tenant allowed one window or door sign at main entrance. Sign shall be computer-cut white vinyl, placed on exterior of glass. Tenant may use door or window, but not both. Message may contain company name, logo, division, tag line, and up to three services provided, at discretion of tenant. No lettering to exceed 3” in height, no logo or trademark to exceed 6” in height. Total sign area not to exceed 16” high by 30” wide. Center all graphics 60” above ground level. Landlord to provide 4” high white address number at top of door, Helvetica Medium, 2” down from top of door.

Rear Door Signs

Tenant allowed one sign on rear man door. Sign shall be computer-cut black vinyl, placed on exterior of door. Text only, no logos allowed. Message may contain company name and shipping/receiving hours and information only, at discretion of tenant. Lettering to be Helvetica Medium, upper and lower case, 2” high, with 1” space between lines, centered. Up to four lines maximum allowed. Top line to be placed 2” below small window in door. Landlord to provide 4” high black address number at top of door, Helvetica Medium, 2” down from top of door.

Tenant Directory Monument Signs

Landlord shall provide lettering for tenant directory monument, at tenant’s expense. Tenant shall provide to landlord exact name that will be used on the appropriate sign. Name shall appear on both sides of one sign, as determined by landlord. Long company names may be edited or abbreviated as required to fit on the sign, subject to approval of tenant. Lettering shall be 3 5/8” high Univers Light Condensed, upper and lower case, white.

EXHIBIT D

All compounds are anticipated to be used in minute quantities within contained, enclosed systems.

1.      Volatile anesthetics (ie, halothane)

2.      Acids (ie, hydrochloric acid, sulfuric acid)

3.      Bases (ie, sodium hydroxide, potassium hydroxide)